Exhibit 99.1

Media & Analysts:	Sean Blakley
(713) 627-4963

Date:	November 24, 2008

Spectra Energy Partners Announces Resignation of Chief Executive Officer

HOUSTON — Spectra Energy Partners (NYSE: SEP) today announced that Greg Harper has notified the company of his resignation as president and chief executive officer and member of the board of directors of Spectra Energy Partners GP, LLC, effective December 5, 2008.

“Greg has decided to pursue another opportunity outside of the company,” said Fred Fowler, chairman, Spectra Energy Partners. “I am very appreciative of his service to Spectra Energy Partners and wish him all the best in his new endeavor.”

“It is with mixed emotions that I have decided to leave Spectra Energy Partners,” said Harper. “I am proud of my work and accomplishments with this company, but the time was right for me to move on to the next professional opportunity.”

A successor for Harper will be named in the near future.

Spectra Energy Partners, LP is a Delaware limited partnership that owns interests in natural gas transportation and storage assets in the United States. Spectra Energy Partners’ assets include the East Tennessee Natural Gas system, a 1,400-mile natural gas transportation pipeline located in the southeastern United States, and 24.5 percent of Gulfstream Natural Gas System, L.L.C., which owns a 745-mile natural gas pipeline that connects Mobile Bay to the central Florida peninsula through the Gulf of Mexico.

The combined systems are capable of transporting 2.4 billion cubic feet (Bcf) of natural gas per day. Spectra Energy Partners also owns 50 percent of Market Hub Partners, a partnership that owns high deliverability salt cavern storage assets capable of storing 37 Bcf of natural gas. For more information see www.spectraenergypartners.com.

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